Exhibit 10.1

H.B. FULLER COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
1998 REVISION

Second Declaration of Amendment

Pursuant to Section 7.10 of the H.B. Fuller Company Supplemental Executive Retirement Plan--1998 Revision, the Company hereby amends Subsection A. of Section 7.1 of the Plan to read as follows:

“A. The terms ‘Final Average Compensation’ and ‘Credited Service’ shall have the meanings given them in the H.B. Fuller Company Retirement Plan at the time a Participant’s eligibility for benefits under this Plan or the amount of such benefits is being determined; provided, however, that:

(1)  Final Average Compensation shall be determined without regard to any limitation on the maximum dollar amount of compensation taken into account under the pension plan pursuant to Internal Revenue Code § 401(a)(17) or any similar provision of law.

(2)  Final Average Compensation shall be determined by including amounts that would have been treated as compensation under the pension plan, but for the fact that the Participant elected to defer payment of such amounts pursuant to the H.B. Fuller Key Company Employee Deferred Compensation Plan. Deferred compensation shall only be treated as compensation when it would have been received by a Participant had it not been deferred. Payments to a Participant from the H.B. Fuller Company Employee Deferred Compensation Plan will not be included in determining the Participant’s Final Average Compensation.

(3)  Service with the Company or an Affiliated Organization shall be taken into account as Credited Service notwithstanding an otherwise applicable limitation based on the Participant’s nationality or place of residence.”

This Amendment shall be effective as of the initial effective date of the H.B. Fuller Company Employee Deferred Compensation Plan.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers this 20th day of July, 1999.

H.B. FULLER COMPANY

/s/ Albert P.L. Stroucken
Chief Executive Officer